UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A INFORMATION
Proxy Statement Pursuant to Section 14(a) of The Securities
Exchange Act of 1934 (Amendment No. .........)
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Sunrise Senior Living, Inc.

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SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, Virginia 22102
(703) 273-7500
April 10, 2006
Dear Stockholder:
     You are cordially invited to attend the 2006 annual meeting of stockholders of Sunrise Senior Living, Inc. to be held on Tuesday, May 16, 2006, at 9:00 a.m., at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia.
     The annual meeting has been called for the following purposes:
•	to elect three directors for terms of three years each;

•	to approve an amendment to our restated certificate of incorporation to increase the total number of authorized shares of our common stock from 60 million shares to 120 million shares; and

•	to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.
     It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Very truly yours,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, Virginia 22102
(703) 273-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2006

     NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders of Sunrise Senior Living, Inc. will be held at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Tuesday, May 16, 2006 at 9:00 a.m., for the following purposes:
   (1) to elect three directors of Sunrise for three-year terms and until their successors shall have been elected and qualified;
   (2) to approve an amendment to Sunrise’s restated certificate of incorporation to increase the total number of authorized shares of Sunrise’s common stock from 60 million shares to 120 million shares; and
   (3) to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
     The board of directors has fixed March 20, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting.
     In the event that there are not sufficient votes to approve the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by Sunrise.

By Order of the Board of Directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer
McLean, Virginia
April 10, 2006
     Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive
McLean, Virginia 22102
(703) 273-7500

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2006

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
     This proxy statement is furnished to stockholders of Sunrise Senior Living, Inc. in connection with the solicitation by the board of directors of Sunrise of proxies to be used at the 2006 annual meeting of stockholders, to be held at The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia on Tuesday, May 16, 2006 at 9:00 a.m., and at any adjournments or postponements of the meeting.
     If the enclosed form of proxy is properly executed and returned to Sunrise in time to be voted at the annual meeting, the shares represented by the proxy will be voted consistent with the instructions marked on the proxy. Executed but unmarked proxies will be voted (a) FOR the election of the board of directors’ three nominees as directors and (b) FOR the approval of an amendment to Sunrise’s restated certificate of incorporation to increase the total number of authorized shares of Sunrise’s common stock from 60 million shares to 120 million shares. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters in the manner recommended by Sunrise’s board of directors, or, if no such recommendation is given, in the discretion of the proxy holders. The presence of a stockholder at the annual meeting will not automatically revoke a stockholder’s proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.
     It is anticipated that this proxy statement will be mailed to stockholders on or about April 10, 2006. Sunrise will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. Sunrise also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. Sunrise also has retained Georgeson Shareholder, a proxy soliciting firm, to assist with the solicitation of proxies for a fee not to exceed $5,500, plus reimbursement for out-of-pocket expenses.
     The securities which can be voted at the annual meeting consist of shares of common stock of Sunrise, par value $.01 per share. Each share entitles its owner to one vote on all matters. Sunrise’s restated certificate of incorporation does not provide for cumulative voting in the election of directors. The close of business on March 20, 2006 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of common stock outstanding on that date was 50,350,348.
     The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by the persons appointed by the board of directors to act as inspectors of election for the annual meeting.

Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented. Abstentions and broker non-votes will have the same effect as a negative vote on Proposal 2.
     If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will deliver promptly a copy to you if you address your written request to or call Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Senior Living, Investor Relations in the same manner.
     In September 2005, Sunrise’s board of directors authorized a two-for-one stock split of Sunrise’s common stock which was effected in the form of a 100% stock dividend. As a result of the stock split, stockholders received one additional share of common stock for each outstanding share of common stock held at the close of business on September 20, 2005, effective October 3, 2005. All share and per share amounts in this proxy statement have been adjusted to reflect the stock split for all periods presented.
ELECTION OF DIRECTORS
(Proposal 1)
     Sunrise’s restated certificate of incorporation provides for a minimum of two directors and a maximum of 11 directors. The board of directors of Sunrise currently consists of seven members. The directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, three directors will be elected, each for a three-year term. As described below, the board of directors’ nominees are Thomas J. Donohue, J. Douglas Holladay and William G. Little. The board of directors recommends that you vote FOR the board of directors’ three nominees for election as directors.
     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Donohue, Holladay and Little for three-year terms. The board of directors believes that these nominees will stand for election and will serve if elected as directors, however, there is no assurance that these nominees will serve if elected. If any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of another person or persons as Sunrise’s board of directors shall recommend, or, if no such recommendation is given, in the discretion of the proxy holders. Under Sunrise’s bylaws, directors are elected by plurality vote.

Information as to Nominees and Other Directors
     The following table sets forth certain information regarding the board of directors’ three nominees for election as directors and those directors who will continue to serve as directors after the annual meeting.

	Age at
	March 20,	Director	For Term	Position(s) Held
Nominees:	2006	Since (1)	To Expire	With Sunrise
Thomas J. Donohue	68	1995	2009	Director
J. Douglas Holladay	59	2000	2009	Director
William G. Little	63	2004	2009	Director

Continuing Directors:

Ronald V. Aprahamian	59	1995	2008	Director
Teresa M. Klaassen (2)	50	1981	2008	Chief Cultural Officer and Director

Craig R. Callen	50	1999	2007	Director
Paul J. Klaassen (2)	48	1981	2007	Chairman of the Board and Chief Executive Officer

(1)	The dates shown reflect the year in which these persons were first elected as directors of Sunrise or its predecessors.

(2)	Paul J. Klaassen and Teresa M. Klaassen are related as husband and wife.
     The business experience for at least the past five years of each of the three nominees for director and the four directors whose terms of office will continue after the annual meeting are set forth below.
     Thomas J. Donohue is president and chief executive officer of the U.S. Chamber of Commerce, positions he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Previously, Mr. Donohue served on the board of directors of Qwest Communications International Inc., a broadband Internet communications company. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail firm, XM Satellite Radio Holdings Inc., a provider of audio entertainment and information programming, and Marymount University.
     J. Douglas Holladay is a general partner with Park Avenue Equity Partners, LP, a private equity firm, which he co-founded in 1999. It has offices in New York and Washington, D.C. In addition, Mr. Holladay served as a general partner of Thornton Group, LLC, an investment firm, from 1996 to 2002. Previously, Mr. Holladay held senior positions with the international investment banking firm, Goldman, Sachs and Company, the State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Mr. Holladay currently serves on the board of directors of CNL Hotels & Resorts, Inc., a hotel real estate investment trust, Nationwide Financial Services (Bermuda) Ltd., which offers global retirement and investment products, and Canopy Development, which plans, finances and develops high-end, environmentally sustainable second home and resort projects around the world. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Providence Capital, a hedge fund, Morehouse College, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International.
     William G. Little is president and chief executive officer of Quam-Nichols Company, a Chicago-based manufacturer of commercial and industrial audio products. He joined Quam-Nichols in 1970. He is also a past chairman of the board of the United States Chamber of Commerce and currently serves as the chairman of The National Chamber Foundation, an independent, nonprofit, public policy research organization affiliated with the United States Chamber of Commerce. Mr. Little also is a past two-term chairman of the board of governors for the Electronic Industries Alliance.

     Ronald V. Aprahamian is a business consultant and private investor. Mr. Aprahamian served as chairman of the board of Superior Consultant Holdings Corporation, a national healthcare information technology and strategic and operations management consulting firm, from October 2000 to March 2003, and served as a director from March 2003 to January 2005. Mr. Aprahamian also served as a director of Metrocall, Inc., a wireless technology company from May 1995 to September 2002. Mr. Aprahamian was chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996. From May 1997 to September 1998, Mr. Aprahamian was a consultant to Sunrise.
     Teresa M. Klaassen founded Sunrise with her husband Paul Klaassen in 1981. She served as executive vice president from 1981 until November 2003 and currently serves as Sunrise’s chief cultural officer, developing programs that help the company remain focused on its commitment to core values and principles of service. Ms. Klaassen currently serves on the board of Sunrise Senior Living Foundation and its Education Board, the governing board of the Merritt Academy, the Appletree School and First Steps Childcare Center. She is a member of the Committee of 200, a leadership group of select U.S. corporate women, and the Women’s Forum of Washington, D.C.
     Craig R. Callen is senior vice president, strategic planning and business development, at Aetna, Inc., a position which he has held since May 2004. At Aetna, Mr. Callen is responsible for new business investment strategy and strategic planning. Mr. Callen is also a member of the Executive Committee, Aetna’s most senior management group. Previously, Mr. Callen was managing director and the head of US health care investment banking at Credit Suisse First Boston, L.L.C. (“CSFB”), a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) in 2000. Prior to the acquisition, Mr. Callen was a managing director and co-head of health care investment banking at DLJ.
     Paul J. Klaassen founded Sunrise with his wife Teresa Klaassen in 1981. Mr. Klaassen has served as chairman of the board and chief executive officer of Sunrise and its predecessor entities since its inception. Mr. Klaassen also has been a trustee of Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”), an independent entity established in Canada by Sunrise to indirectly acquire and own income-producing senior living communities located in Canada and the United States, since December 2004. Mr. Klaassen currently serves on the board of directors of Meristar Hospitality Corp., a hotel real estate investment trust. In addition, he serves as a director of the U.S. Chamber of Commerce and The National Chamber Foundation. Mr. Klaassen also serves on the board of trustees of The Ethics and Public Policy Center, a public policy think tank, The Trinity Forum, a leadership academy, and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School.
Other Executive Officers
     The principal occupation during at least the past five years of Sunrise’s other executive officers follows:
     Thomas B. Newell, 48, has been president of Sunrise since April 2000. Previously, he served as general counsel of Sunrise and president of Sunrise Development, Inc., Sunrise’s development subsidiary, from January 1996 until April 1, 2000, and as an executive vice president of Sunrise from May 1996 until April 1, 2000. Mr. Newell also has been vice-chairman and a trustee of Sunrise REIT since December 2004.
     Tiffany L. Tomasso, 43, has been chief operating officer of Sunrise since November 2003. Previously she served as an executive vice president from March 1998 until November 2003 and as president of Sunrise’s management services division from April 2000 until November 2003. She joined Sunrise in 1993 as regional vice president in charge of developing assisted living facilities in New Jersey, Pennsylvania and Delaware, and was promoted in 1994 to senior vice president.

Before 1993, Ms. Tomasso was vice president of operations for assisted living and healthcare at Presbyterian Homes of New Jersey. She previously served in a variety of long-term care administrator positions in facilities owned by HBA Management, Inc.
     Bradley B. Rush, 46, was appointed chief financial officer in August 2005. Mr. Rush joined Sunrise in July 2003 as executive vice president of Sunrise’s properties division. He became managing director and senior vice president, capital group, in September 2004 and chief investment officer in January 2005. Prior to joining Sunrise, from 1999 to 2003, Mr. Rush served as vice president, asset management of CNL Financial Group, Inc. While serving in this capacity he was responsible for management of a $150 million real estate portfolio consisting of retail, office, multi-family, hospitality and land held for development. From 2001 to 2003, Mr. Rush also served as senior vice president, acquisitions and finance, of CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc., an unlisted publicly traded real estate investment trust.
     John F. Gaul, 38, joined Sunrise in October 2002 as general counsel. Mr. Gaul has also served as secretary since May 2005. He held the position of senior vice president from the time he joined Sunrise until November 2003. Mr. Gaul was formerly a partner at Hogan & Hartson L.L.P. in Washington, D.C., where he practiced corporate, securities and transactional law from September 1994 to October 2002.
     Michael B. Lanahan, 59, was appointed chairman of the Greystone division of Sunrise in May 2005 in connection with the acquisition by Sunrise of Greystone Communities, Inc. (“Greystone”). Mr. Lanahan founded Greystone in 1982. He was senior vice president at Blyth Eastman Paine Webber Health Care Funding, Inc., the healthcare investment banking subsidiary of PaineWebber, from 1977 to 1982, and in the commercial real estate department at Citibank in New York from 1974 to 1977. Mr. Lanahan founded and has served as president of the board of The Gordie Foundation, a public charity educating youth about alcohol misuse, since 2004. Mr. Lanahan also currently serves on the board of directors, and is chairman of the Finance Committee, of Baylor Medical Center, Irving, Texas.
     Executive officers are elected annually and serve at the discretion of the board of directors.
CORPORATE GOVERNANCE AND RELATED MATTERS
Director Independence
     Sunrise has adopted corporate governance guidelines which are available on Sunrise’s website at: www.sunriseseniorliving.com. Under these guidelines, the nominating and corporate governance committee annually assesses the directors’ qualifications as independent. This review is designed to determine whether the non-management directors are independent as defined in the NYSE listing standards. For a director to be considered independent under the NYSE listing standards, the board must determine that the director has no material relationship with Sunrise (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Both the NYSE listing standards and Sunrise’s corporate governance guidelines require that a majority of directors meet the criteria required for independence under the NYSE listing standards. The nominating and corporate governance committee and the board have determined that the following five continuing directors or nominees meet the criteria for independence as set forth in the NYSE listing standards: Messrs. Aprahamian, Callen, Donohue, Holladay and Little.
     Mr. Callen previously held a 1.1375% membership interest in a joint venture owned and operated by Sunrise in the US (the “JV”) that he acquired while serving as managing director and the head of US healthcare investment banking at CSFB. In connection with the formation of Sunrise REIT in December 2004, all of the interests in the JV were acquired by Sunrise and immediately contributed to Sunrise REIT. Mr. Callen’s JV interest was repurchased as part of this transaction for approximately $137,500. The purchase price was determined through negotiations among Sunrise, Sunrise REIT, CSFB and The Sprout Group. Mr. Callen currently serves as senior vice president, strategic planning and business development at Aetna, Inc., a position he has held since May 2004. Since January 1, 2004, Aetna Healthcare, a subsidiary of Aetna, Inc., has been Sunrise’s health plan administrator, dental plan administrator, health benefit stop-loss insurance carrier and long-term care insurance provider.

The payments made by Sunrise to Aetna Healthcare for property and services are less than 2% of Aetna Healthcare’s consolidated gross revenues. The board of directors has determined that no material relationship exists between Mr. Callen and Sunrise as a result of this relationship.
     Messrs. Aprahamian and Holladay each own units of Sunrise REIT. The board of directors has determined that no material relationship exists between such directors and Sunrise as a result of such relationship.
Executive Sessions of Non-Management Directors
     Sunrise’s corporate governance guidelines contemplate that the non-management directors meet in executive session without management at least quarterly. The chairman of the nominating and corporate governance committee presides at these executive sessions. Any Sunrise stockholder who wishes to communicate directly with the presiding director should follow the directions for communications with the board of directors described below under “Communications with the Board of Directors” and address his or her letter to the “Presiding Director.”
Meetings and Committees of the Board of Directors
     During 2005, Sunrise’s board of directors held four regular meetings and five special meetings. For the 2005 period, no director attended less than 75 percent of the aggregate of (a) the total number of meetings held by the board of directors and (b) the total number of meetings held by all committees of the board of directors on which the director served, except for Teresa M. Klaassen who attended five of the nine meetings.
     Sunrise has the following standing committees of its board of directors: audit committee, compensation committee, nominating and corporate governance committee and executive committee. The following table sets forth the membership of these committees as of March 20, 2006.

Nominating and
Corporate
	Audit	Compensation	Governance	Executive
Director	Committee	Committee	Committee	Committee
Ronald V. Aprahamian	X*	X
Craig R. Callen	X	X
Thomas J. Donohue	X	X*	X	X
J. Douglas Holladay			X*	X
Paul J. Klaassen				X*
William G. Little			X

*	Chairman.
     The functions performed by these committees are described below.
     Audit Committee.
     The audit committee assists the board of directors in its oversight of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and internal auditor. Among its responsibilities, the audit committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditor.
     Pursuant to the audit committee’s charter, all members of the audit committee must meet the independence requirements of the NYSE and the rules of the SEC. Each member of the audit committee must also be financially literate as determined under NYSE rules. The board of directors has determined that each member of the audit committee is independent within the meaning of the requirements of the NYSE’s listing standards and the rules of the SEC and is financially literate. At least one member of the audit committee also must have accounting or financial management expertise as determined under NYSE rules.

     The board of directors reconfirmed its prior determination that Mr. Aprahamian has the financial management expertise required by the NYSE listing standards and is qualified as an audit committee financial expert within the meaning of SEC regulations. In making its original determination, the board considered Mr. Aprahamian’s: (a) understanding of generally accepted accounting principles and financial statements; (b) ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues that can reasonably be expected to be raised by Sunrise’s financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions. The board also analyzed the means by which Mr. Aprahamian acquired these attributes and, in particular, his current involvement in business consulting and investment and his additional relevant experience, which includes: (a) prior service as chief executive officer of a public health care information technology and strategic and operations management consulting company, where he actively supervised the chief financial officer and participated in the budgeting and forecasting process and reviewed accounting policies and procedures, public reporting and financial statements; (b) his service as the chairman of the audit committee of Sunrise since 1995; and (c) his prior service as the chairman of the audit committee of another publicly held company.
     The board of directors has adopted a written charter for the audit committee, a copy of which is available on Sunrise’s website at: www.sunriseseniorliving.com.
     The audit committee held eight meetings during 2005.
     Compensation Committee.
     The duties and responsibilities of the compensation committee are set forth in the compensation committee charter and include, among other duties and responsibilities, reviewing and approving annual base salary and bonus amounts, any long-term incentive compensation, any employment agreements, severance agreements, change in control and similar agreements and any perquisites for executive officers. The compensation committee is also responsible for reviewing and approving special or supplemental benefits for the chief executive officer and the other executive officers and for administering and implementing Sunrise’s incentive compensation plans and equity-based plans that are subject to board of directors approval in which directors, the chief executive officer, other executive officers and other employees of Sunrise and its subsidiaries may be participants.
     The board of directors has determined that each member of the compensation committee is independent under the rules of the NYSE.
     The board of directors has adopted a written charter for the compensation committee, a copy of which is available on Sunrise’s website at: www.sunriseseniorliving.com.
     The compensation committee held four meetings during 2005.
     Nominating and Corporate Governance Committee.
     The duties and responsibilities of the nominating and corporate governance committee are set forth in the nominating and corporate governance committee charter and include, among other duties and responsibilities, assisting the board in identifying individuals qualified to become board members and recommending to the board nominees for the annual meeting of stockholders, developing and recommending to the board a set of corporate governance guidelines for Sunrise, leading the board in its annual review of the board’s performance, and making recommendations for nominees for each board committee.

     The board of directors has adopted a written charter for the nominating and corporate governance committee, a copy of which is available on Sunrise’s website at: www.sunriseseniorliving.com.
     The board of directors has determined that each member of the nominating and corporate governance committee is independent under the rules of the NYSE.
     The nominating and corporate governance committee held four meetings during 2005.
     Executive Committee.
     The executive committee may exercise the full authority of the board of directors when the board of directors is not in session, to the extent permitted under the Delaware General Corporation Law.
     The executive committee did not meet during 2005.
Director Nomination Process
     The board of directors has adopted a policy regarding the qualification and nomination of director candidates. Consistent with such policy, in considering potential director candidates, the nominating and corporate governance committee requires that a candidate meet the following minimum qualifications:
•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform board of directors duties; and

•	a reputation consistent with the image and reputation of Sunrise.
     In addition to these minimum qualifications, in making recommendations to the full board of nominees for election as directors, the nominating and corporate governance committee will also take into account the following additional factors:
•	whether a person possesses specific skills, knowledge or perspective relevant to Sunrise’s business;

•	whether the person has demonstrated broad business judgment and leadership;

•	whether the person possesses business creativity and vision that could benefit Sunrise;

•	whether the person possesses relevant specific industry or regulatory affairs knowledge;

•	whether the person’s nomination and election would enable the board of directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the rules of the NYSE;

•	the importance of continuity of the existing composition of the board of directors; and

•	the importance of a diversified board membership, in terms of both the age and other characteristics of the individuals involved and their various experiences and areas of expertise.
     Nominees for director are identified by the nominating and corporate governance committee based on input received from a number of sources, which from time to time may include, among others, Sunrise’s chairman and chief executive officer, members of the nominating and corporate governance committee, members of the board of directors, and stockholders. The nominating and corporate governance committee has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. Candidates are then evaluated by the nominating and corporate governance committee in light of his or her qualifications and credentials, and any additional factors that the nominating and corporate governance committee deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.
     The nominating and corporate governance committee considers qualified candidates for director suggested by our stockholders. All candidates submitted by stockholders are evaluated in the same manner as all other director candidates, provided that the appropriate procedures for their recommendation have been followed. Sunrise’s bylaws require that stockholder nominations for directors be made by timely notice in writing to the secretary of Sunrise. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Sunrise not less than 60 days prior to the meeting. However, if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which notice of the date or public disclosure was made. Public notice of the expected date of this year’s annual meeting was made on March 13, 2006 by the issuance of a press release. A stockholder’s notice of nomination must set forth information specified in Sunrise’s bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Sunrise’s bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the bylaws.
     The nominating and corporate governance committee has recommended to the board, and the board has nominated, Messrs. Donohue, Holladay and Little for election as directors at the annual meeting.
Communications with the Board of Directors
     Stockholders and other interested parties who want to communicate with the board of directors or any individual director may write to:
Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attention: General Counsel
     Depending on the subject matter, management will:
•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example, where it is a request for information about Sunrise or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or inappropriate topic.

     Upon the board’s request at any board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and will also make those communications available to the directors upon request.
Attendance of Annual Stockholder Meeting by Directors
     Sunrise encourages members of the board of directors to attend the annual stockholder meeting. However, board members’ attendance at the annual meeting is not required. Four directors attended Sunrise’s 2005 annual meeting.
Where You Can Find Our Corporate Governance Guidelines, Committee Charters and Codes of Conduct
     Sunrise’s corporate governance guidelines, audit committee charter, compensation committee charter, nominating and corporate governance committee charter, codes of business conduct and ethics for directors, officers and employees and code of ethics for its principal executive officer, principal financial officer and principal accounting officer are available on Sunrise’s website at: www.sunriseseniorliving.com. Additionally, Sunrise will promptly deliver free of charge, upon request, a copy of such information to any stockholder requesting a copy. Requests should be directed to Sunrise Senior Living, Inc., 7902 Westpark Drive, McLean, Virginia 22102, Attention: Investor Relations.
Compensation of Directors
     In September 2005, the board of directors approved the payment of the following fees and other compensation to non-employee directors for 2005 (effective as of January 1, 2005):

Annual Retainer:	$25,000

Committee Meeting Fees (telephonic and in-person):	$ 1,000

Committee Chair Annual Retainer:

Audit Committee	$25,000
Compensation Committee	$ 5,000
Nominating and Corporate Governance Committee	$ 5,000

Annual Option Grant:	10,000 shares of Sunrise common stock which vest on grant date
     In addition, non-employee directors are reimbursed for expenses incurred in attending meetings of the board of directors. In 2005, Messrs. Aprahamian, Callen, Donohue, Holladay and Little each received a grant of ten-year non-qualified stock options for 10,000 shares of common stock at an exercise price of $30.02 per share. These options vested on the date of grant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the cash compensation paid by Sunrise, as well as other compensation paid or accrued during those years, to Sunrise’s chief executive officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 2005.
Summary Compensation Table

							Long-Term Compensation
	Annual Compensation						Awards
					Other		Restricted		Securities	All Other
Name and Principal	Year	Salary	Bonus		Annual Compensation		Stock Awards(2)		Underlying Options	Compensation
Position(s)(1)		($)	($)		($)		($)		(#)	($)

Paul J. Klaassen	2005	$473,890	$454,925	(3)	$186,014	(4)	$1,181,952	(3)(5)	—0—	$39,310	(6)
Chairman of the Board	2004	463,742	—0—		151,962	(4)	—0—		—0—	82,583	(6)
and Chief Executive Officer	2003	420,910	146,865	(7)	115,709	(4)	58,751	(7)	—0—	35,175	(6)

Thomas B. Newell	2005	$396,498	$309,344		$—0—		$96,000	(8)	100,000	$—0—
President	2004	360,688	446,000		—0—		—0—		—0—	—0—
	2003	339,769	87,500		—0—		—0—		—0—	—0—

Tiffany L. Tomasso	2005	$348,138	$204,716	(9)	$—0—		$626,598	(9)(10)	100,000	$—0—
Chief Operating Officer	2004	309,162	160,000		—0—		—0—		—0—	—0—
	2003	283,812	80,000		—0—		974,825	(11)	—0—	—0—

Bradley B. Rush	2005	$286,711	$177,421		$—0—		$1,658,927	(12)	80,000	$—0—
Chief Financial Officer	2004	N/A	N/A		N/A		N/A		N/A	N/A
	2003	N/A	N/A		N/A		N/A		N/A	N/A

Michael B. Lanahan	2005	$222,639	$350,000		$—0—		$951,640	(13)	—0—	$—0—
Chairman of Greystone	2004	N/A	N/A		N/A		N/A		N/A	N/A
	2003	N/A	N/A		N/A		N/A		N/A	N/A

(1)	Reflects current positions held.

(2)	The number and value of the aggregate unvested restricted stock/unit holdings of Sunrise common stock at December 31, 2005 for each named executive officer are as follows:

	Number of Restricted
	Common Stock/Unit
Name	Holdings	Value
Paul J. Klaassen	46,144	$1,555,514
Thomas B. Newell	254,000	8,562,340
Tiffany L. Tomasso	108,892	3,670,749
Bradley B. Rush	67,310	2,269,020
Michael B. Lanahan	37,000	1,247,270
     All restricted stock units entitle the holder to shares of common stock on a one-for-one basis. All shares of restricted stock and restricted stock units granted to Messrs. Klaassen, Newell, Rush, Lanahan and Ms. Tomasso listed in the table above are entitled to dividends on the same basis as any dividends declared and paid on shares of Sunrise’s unrestricted common stock.
(3)	In 2005, Mr. Klaassen earned $454,925 in bonus, all of which was available for payment in March 2006. At Mr. Klaassen’s option, pursuant to Sunrise’s bonus deferral program for certain executive officers, he elected to receive 17,815 restricted stock units in lieu of such $454,925 bonus. Pursuant to Mr. Klaassen’s deferral election, 12,725 of such units are vested and will become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010, and the remaining 5,090 units will vest on March 8, 2010 and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010. The value of the vested restricted stock units on the grant date is reported in the “Bonus” column; the value of the unvested restricted stock units on the grant date is reported in the “Restricted Stock Awards” column.

(4)	Includes $170,401, $144,337 and $111,704 for the years ended 2005, 2004 and 2003, respectively, representing the incremental cost of the personal use by Mr. Klaassen of a corporate jet leased by Sunrise.

(5)	Also includes 41,666 shares of restricted stock granted to Mr. Klaassen in March 2005 which vest and become payable in equal annual installments over three years beginning on the first anniversary of the grant date.

(6)	Includes aggregate net gain accrued or realized on contributions in each of 2005, 2004 and 2003 of $150,000 into a non-qualified deferred compensation plan pursuant to Mr. Klaassen’s employment agreement. See “Report on Executive Compensation – Employment Agreements” below. Pursuant to such plan, Mr. Klaassen or his beneficiaries will be entitled in 2011 to receive any net gains accrued or realized from the investment of these amounts and Sunrise will receive any remaining amounts. As of December 31, 2005, an aggregate of $900,000 of contributions had been made into such plan and the estimated value of the aggregate net gains accrued or realized on such contributions under the plan was $157,068.

(7)	In 2003, Mr. Klaassen earned $146,865 in bonus, all of which was available for payment in August 2003. At Mr. Klaassen’s option, pursuant to Sunrise’s bonus deferral program for certain executive officers, he elected to receive 15,672 restricted stock units in lieu of such $146,865 bonus in September 2003. Pursuant to Mr. Klaassen’s deferral election, 11,194 of such units vested immediately and become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007, and the remaining 4,478 units will vest on September 10, 2007 and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after September 10, 2007. The value of the vested restricted stock units on the grant date is reported in the “Bonus” column; the value of the unvested restricted stock units on the grant date is reported in the “Restricted Stock Awards” column.

(8)	Mr. Newell was granted 4,000 shares of restricted stock in March 2005 which will vest and become payable in equal annual installments over four years beginning on the first anniversary of the grant date.

(9)	In 2005, Ms. Tomasso earned $204,716 in bonus, all of which was available for payment in March 2006. At Ms. Tomasso’s option, pursuant to Sunrise’s bonus deferral program for certain executive officers, she elected to receive 4,466 restricted stock units in lieu of $133,065 of her total bonus. Pursuant to Ms. Tomasso’s deferral election, 3,722 of such units are vested and will become payable on the earlier of Ms. Tomasso’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2008, and the remaining 744 units will vest on March 8, 2008 and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2008. The value of the vested restricted stock units on the grant date is reported in the “Bonus” column; the value of the unvested restricted stock units on the grant date is reported in the “Restricted Stock Awards” column.

(10)	Also includes 25,000 shares of restricted stock granted to Ms. Tomasso in March 2005 which vest and become payable in equal annual installments over four years beginning on the first anniversary of the grant date.

(11)	In March 2003, Ms. Tomasso was granted 83,892 shares of restricted stock all of which will vest and become payable on March 19, 2008.

(12)	Mr. Rush was granted 13,182 and 50,000 shares of restricted stock in January 2005 and August 2005, respectively. The restricted shares granted to Mr. Rush in January 2005 will vest and become payable as follows: 6,591 shares vest on the second anniversary of the grant date and 6,591 shares vest on the fourth anniversary of the grant date. The restricted shares granted to Mr. Rush in August 2005 will vest and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after August 4, 2010.
(13)	Mr. Lanahan was granted 37,000 shares of restricted stock in May 2005 which will vest and become payable on May 10, 2013 unless vesting is accelerated in accordance with the terms of the restricted stock agreement pursuant to which the restricted shares were granted.
Option Grants
     The following table sets forth information with respect to stock options granted in 2005 to each of the named executive officers of Sunrise. All options granted in September 2005 were ten-year non-qualified stock options.
Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total			Potential Realizable
	Underlying	Options			Value at Assumed
	Options	Granted to	Exercise or		Rates of Stock Price
	Granted	Employees in	Base Price	Expiration	Appreciation for
Name	(1)	Fiscal Year	($/Sh)	Date	Options Term
					5% ($)(2)	10% ($)(2)
Paul J. Klaassen	—0—	0%	—0—	—0—	—0—	—0—
Thomas B. Newell	100,000	17.32%	$30.02	9/8/2015	1,887,942	4,784,415
Tiffany L. Tomasso	100,000	17.32%	$30.02	9/8/2015	1,887,942	4,784,415
Bradley B. Rush	80,000	13.85%	$30.02	9/8/2015	1,510,353	3,827,532
Michael B. Lanahan	—0—	0%	—0—	—0—	—0—	—0—

(1)	100% of these options vested immediately upon grant.

(2)	The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Sunrise’s common stock.

Option Exercises and Holdings
     The following table sets forth information with respect to each of the named executive officers of Sunrise concerning the exercise of stock options during 2005, the number of securities underlying unexercised options at the 2005 year-end and the 2005 year-end value of all unexercised in-the-money options held by such individuals.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

	Shares		Number of Securities
	Acquired on		Underlying Unexercised		Value of Unexercised In-
	Exercise	Value	Options(#)		the-Money Options($)(1)
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Klaassen	—0—	—0—	700,000	—0—	17,647,000	—0—
Thomas B. Newell	288,000	4,507,321	557,272	—0—	10,417,739	—0—
Tiffany L. Tomasso	60,000	595,200	145,000	30,000	1,328,550	603,900
Bradley B. Rush	12,500	223,802	80,000	25,000	295,200	507,750
Michael B. Lanahan	—0—	—0—	—0—	—0—	—0—	—0—

(1)	Market values of underlying securities at exercise or year-end minus the exercise price.
Long-Term Incentive Plan
     The following table sets forth information with respect to each of the named executive officers of Sunrise concerning awards made in 2005 under Sunrise’s long-term incentive cash bonus plan (the “LTIC Bonus Plan”), the amount of time until payment of the bonus and the estimated future payments under the LTIC Bonus Plan.
Long-Term Incentive Plans — Awards in Last Fiscal Year

	Number of Shares,	Performance or Other	Estimated Future Payouts
	Units or Other	Period Until	Under Non-Stock
	Rights	Maturation or	Price-Based Plans Target
Name	(#)(1)	Payout	($ or #)
Paul J. Klaassen	—0—	—0—	$—0—
Thomas B. Newell	—0—	—0—	—0—
Tiffany L. Tomasso	—0—	—0—	—0—
Bradley B. Rush	8.0%	5 yrs	$2,780,000 (2)
Michael B. Lanahan	—0—	—0—	—0—

(1)	Percentage of the bonus pool as further described below.

(2)	Represents the estimated future payout to Mr. Rush under the LTIC Bonus Plan. This amount is based on various future anticipated assumptions and factors, including timing of sale of the communities owned by the joint ventures and market conditions, which cannot be determined with certainty at this time. There can be no assurance that these assumptions and factors will be realized.
     Effective August 23, 2002, the board adopted the LTIC Bonus Plan to provide incentives to certain key officers and other Sunrise employees who contribute to the success of Sunrise’s wholly-owned limited liability company (“SUNCO”) and two international joint ventures, PS UK Investment (Jersey) Limited Partnership (“PS UK”) and PS Germany Investment (Jersey) Limited Partnership (“PS Germany”). The LTIC Bonus Plan links payment of cash bonuses to the distribution of cash to Sunrise by SUNCO with respect to SUNCO’s interest in PS UK and PS Germany. Each participant in the LTIC Bonus Plan receives a percentage of the bonus pool funded by cash distributed to Sunrise by SUNCO. The percentage of the bonus pool that is not allocated to plan participants is allocated to Sunrise.

     Plan participants do not acquire, by reason of the LTIC Bonus Plan or any bonus agreement entered into pursuant to the LTIC Bonus Plan, any right in or title to any asset, funds, or property of Sunrise, SUNCO, PS UK or PS Germany whatsoever, including any specific funds, assets or other property which Sunrise, SUNCO, PS UK and PS Germany may set aside in anticipation of a liability under the LTIC Bonus Plan.
     Participants have only a contractual right to the amounts, if any, payable pursuant to the LTIC Bonus Plan agreement unsecured by any asset of Sunrise, SUNCO, PS UK or PS Germany. Nothing in the LTIC Bonus Plan or plan agreements constitutes a guarantee by Sunrise, SUNCO, PS UK or PS Germany that the assets held for distribution under the LTIC Bonus Plan shall be sufficient to pay any benefit to any person.
     Except as otherwise provided in a separate LTIC Bonus Plan agreement, each bonus vests and becomes distributable at a rate of twenty percent per year over a five-year period. A participant may become one hundred percent vested in his or her bonus upon (a) the participant’s termination from employment by reason of death, disability, normal retirement or in connection with a change of control of Sunrise (as defined in the LTIC Bonus Plan), (b) the participant’s termination from employment without cause, or (c) the termination of the LTIC Bonus Plan. If the participant’s employment with Sunrise terminates for any other reason prior to the participant fully vesting in his or her bonus, then the participant forfeits all rights to receive any distribution for the unvested portion of the participant’s bonus. If the participant’s employment with Sunrise terminates by reason of his or her death, disability, normal retirement, without cause, for good reason (as defined in the LTIC Bonus Plan), or in connection with a change in control of Sunrise, then the participant will be eligible for bonuses that would otherwise have been payable to him with respect to the plan year of termination and all future plan years. Such distributions, if any, will be made to the participant (or his or her beneficiary in the case of death) in the same form and at the same time as all other participants in the LTIC Bonus Plan.
     Bonuses that become payable under the LTIC Bonus Plan are paid from cash distributed to Sunrise by SUNCO with respect to SUNCO’s interests in PS UK and PS Germany. Further, no bonus will be paid to any participant unless and until Sunrise Senior Living Investments, Inc., a wholly-owned subsidiary of Sunrise (“SSLII”) and partner in PS UK and PS Germany, receives distributions from PS UK and/or PS Germany sufficient to provide SSLII with (i) a return of its capital contributions to PS UK and/or PS Germany and (ii) repayment of any partner loan made by SSLII to PS UK and/or PS Germany as of the date of the initial distribution of cash to SUNCO.
     Sunrise may not terminate the LTIC Bonus Plan until after August 23, 2007, after which Sunrise has the sole right to terminate the LTIC Bonus Plan by action of its board of directors at any time. No such action may adversely affect the bonuses awarded pursuant to the LTIC Bonus Plan agreements then in existence. If Sunrise terminates the LTIC Bonus Plan prior to August 23, 2012, then each participant will be entitled to receive the fair market value of his or her bonus that would otherwise have been payable to him or her, based upon the projected distribution of cash to Sunrise by SUNCO, based upon SUNCO’s interest in PS UK and PS Germany as of the date of the termination of the LTIC Bonus Plan. Sunrise’s board of directors would determine the fair market value of such bonus.
     The LTIC Bonus Plan does not specify thresholds or maximum payout amounts. The target estimate for payouts in the table above is based on projected overall financial performance of PS UK and PS Germany, including projected operating performance of the properties, financing, execution of the sale/long-term manage back program for the joint venture properties and return on equity to the PS UK and PS Germany partners, including Sunrise.

Equity Compensation Plan Information
     The following table sets forth the following information as of Sunrise’s 2005 year-end for all compensation plans previously approved by our stockholders and all compensation plans not previously approved by our stockholders:
•	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

•	the weighted-average exercise price of such outstanding options, warrants and rights; and

•	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category(1)	(a)	(b)	(c)
Equity compensation plans approved by stockholders (2)	4,184,558	14.6840	2,960,772 (3)
Equity compensation plans not approved by stockholders (4)	157,853	10.5882	9,755
Total	4,342,411	14.5351	2,970,527

(1)	Excludes options to purchase 1,334 shares of Sunrise common stock outstanding pursuant to the Karrington Health Incentive Plan with a weighted average exercise price of $13.50.

(2)	Consists of the Sunrise Senior Living, Inc. 1995 Stock Option Plan, as amended, 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Option and Restricted Stock Plan, 2003 Stock Option and Restricted Stock Plan, Employee Stock Purchase Plan, as amended, and options to purchase up to 100,000 shares of Sunrise common stock under the 1996 Directors’ Option Plan, as amended.

(3)	Includes 1,302,816 shares available for issuance under the Sunrise Employee Stock Purchase Plan, as amended.

(4)	Consists of Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, and options to purchase 50,000 shares of Sunrise common stock under a 1997 amendment to the 1996 Directors’ Option Plan, which amendment was not approved by Sunrise’s stockholders. We refer to Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, in this proxy statement as the 1996 Non-Incentive Plan, and Sunrise’s 1996 Directors’ Stock Option Plan, as amended, in this proxy statement as the 1996 Director Plan.
     1996 Non-Incentive Stock Option Plan, as amended
     The 1996 Non-Incentive Plan was approved by the board of directors on December 13, 1996 and amended by the board on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.
     The 1996 Non-Incentive Plan authorizes the grant of options to purchase shares of Sunrise common stock to any employee of Sunrise or any subsidiary of Sunrise as the board of directors shall determine and designate, as well as any consultant or advisor providing bona fide services to Sunrise or any subsidiary of Sunrise, subject to certain limited exceptions. A total of 2,200,000 shares of Sunrise common stock may be issued pursuant to options granted under the 1996 Non-Incentive Plan. Shares issued under the 1996 Non-Incentive Plan become available for future grants if any option expires, terminates, or is terminated or canceled for any reason prior to exercise.

     Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement applicable to the option grant. The option exercise price will not be less than the greater of par value or the fair market value of a share of Sunrise common stock on the date of grant. Each option will vest and become exercisable over a period commencing on or after the date of grant, as determined by the compensation committee. In the event of any changes in the Sunrise common stock by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Sunrise, the number and kind of shares for the acquisition of which options may be granted under the 1996 Non-Incentive Plan shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event shall, to the extent practicable, be the same as immediately before such event.
     The board may amend, suspend or terminate the 1996 Non-Incentive Plan as to any shares of Sunrise common stock as to which options have not been granted. No amendment, suspension or termination, however, may alter or impair rights or other obligations under any option previously granted under the 1996 Non-Incentive Plan without the consent of the holder.
     1996 Directors’ Stock Option Plan, as amended
     The board of directors adopted on August 25, 1996 and the stockholders approved on April 28, 1997, the 1996 Director Plan. At the time of the board’s adoption and the stockholders’ approval of the 1996 Director Plan, 100,000 shares of Sunrise common stock were reserved for issuance under that plan. On November 4, 1997, the board of directors amended the 1996 Director Plan to increase the number of shares available for issuance under the plan from 100,000 to 150,000 shares of Sunrise common stock. This amendment was not approved by our stockholders because stockholder approval was not required under NASDAQ National Market listing requirements then-applicable to Sunrise. As of December 31, 1999, no shares remained available for grant under the plan.
     Under the 1996 Director Plan, upon becoming a director, a non-executive director of Sunrise would receive an initial grant of options to purchase 20,000 shares of Sunrise common stock. Following each annual meeting of stockholders where the director was re-elected, the director would receive an additional grant of 10,000 options. Options granted under the 1996 Director Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement executed by the option holder and Sunrise at the time of grant. The option exercise price would not be less than the fair market value of a share of Sunrise common stock on the date the option is granted. The period for exercising an option begins on the date of grant and generally ends ten years from the date the option is granted. In the event of any changes in the Sunrise common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or other exchanges of shares and the like, appropriate adjustments will be made by the board of directors to the number of shares of Sunrise common stock available for issuance under the 1996 Director Plan, the number of shares subject to outstanding options, or the exercise price per share of outstanding options.
     Subject to certain limitations, the board of directors may at any time suspend or terminate the 1996 Director Plan, and may amend it from time to time in such respects as the board may deem advisable. No amendment, suspension or termination of the plan, however, shall, without the optionee’s consent, alter or impair any rights or obligations under any stock option agreement previously entered into under the 1996 Director Plan.

Compensation Committee Interlocks and Insider Participation
     In 2005, Ronald V. Aprahamian, Thomas J. Donohue and Craig R. Callen served on the Compensation Committee. None of the members have ever been an officer or employee of Sunrise or any of its subsidiaries, and no compensation committee interlocks existed during fiscal year 2005.
     In 1998 and 1999, Sunrise entered into joint ventures with several affiliates of The Sprout Group, DLJ and DLJ Capital Corporation, an affiliate of DLJ, in order to raise up to $71.8 million in equity capital for the development of up to 26 assisted living projects in the United States, the United Kingdom and Canada. Craig R. Callen, a director who during part of 2004 was managing director and the head of US health care investment banking at CSFB, a subsidiary of Credit Suisse Group which acquired DLJ in 2000, held a 1.1375% membership interest in one of the joint ventures owned and operated by Sunrise in the United States (the “JV”). In connection with the formation of Sunrise REIT in December 2004, all of the interests in the JV were acquired by Sunrise and immediately contributed to Sunrise REIT. Mr. Callen’s JV interest was repurchased as part of this transaction for approximately $137,500. The purchase price was determined through negotiations among Sunrise, Sunrise REIT, CSFB and The Sprout Group.

Stock Performance Graph
     The graph below compares the total return on an investment in our common stock to the cumulative total return for the Standard & Poor’s Small Cap 600 Stock Index and to the cumulative total return for an index comprised of a peer group of companies. The peer group index is based on the total return for investments in the common stock of American Retirement Corporation, Beverly Enterprises, Inc., Capital Senior Living and Manor Care, Inc.
     The graph assumes the investment of $100 in Sunrise’s common stock on December 31, 2000. The graph also assumes investments on the same date of $100 each in the S&P SmallCap 600 Index and the companies comprising the peer group indices. The points on the graph represent the following numbers:
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SUNRISE SENIOR LIVING, INC., THE S & P SMALLCAP 600 INDEX
AND A PEER GROUP

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
The points on the graph represent the following numbers:

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Sunrise Senior Living, Inc.	$100.00	$116.44	$99.56	$154.96	$185.44	$269.68
S&P SmallCap 600 Index	100.00	106.54	90.95	126.23	154.82	166.71
Peer Group	100.00	111.74	74.61	151.74	164.32	206.88

REPORT ON EXECUTIVE COMPENSATION
     The compensation committee has prepared the following report on Sunrise’s policies with respect to the compensation of executive officers for 2005.
     The compensation committee has been delegated the authority to discharge the board of director’s responsibilities relating to compensation for the chief executive officer and other executive officers. The compensation committee’s responsibilities include the annual review and approval of base salaries, bonus amounts, long-term incentive compensation, any employment, severance, and change in control agreements (including any amendments, supplements or waivers to these agreements), perquisites, and special or supplemental benefits for the chief executive officer and other executive officers.
     The compensation committee has also been delegated the authority to administer and implement Sunrise’s incentive compensation plans and equity-based plans that are subject to board of directors approval, including approving option grants and restricted stock or other awards to the chief executive officer, other executive officers and Sunrise employees.
Compensation of Executive Officers
     Sunrise’s compensation policies are designed to enable the company to attract, motivate and retain experienced and qualified executives. The committee’s key objective with respect to the compensation of executive officers is to build a strong relationship between the creation of stockholder value and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. With this objective in mind, the compensation committee has designed the company’s executive compensation program to (1) be competitive with the compensation policies of other companies of comparable size and complexity; (2) provide significant incentives directly linked to increases in specified measures of stockholder value; and (3) reward superior performance as measured by financial and non-financial factors.
     The company’s executive compensation program consists of cash payments in the form of salary and annual bonus for performance during the current year and stock-based incentive compensation for performance over the long term. In 2003, to help establish compensation levels in light of the acquisition of Marriott Senior Living Services, Inc. and the resulting increase in the company’s scope and size, Sunrise engaged Watson Wyatt Worldwide to conduct a competitive market survey of chief executive officer compensation and other executive officer compensation of companies of approximately Sunrise’s size in the health services, hospitality and services sectors. In 2005, we continued the implementation of the compensation policies that we adopted in 2003 in connection with the comprehensive review of our compensation practices.
     In setting each of the elements of compensation, the committee considers the total value of the annual compensation for each executive and all executives as a group. The following describes in more specific terms the elements of compensation of executive officers for 2005:
     Base Salaries
     Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the compensation committee. In 2005, the committee approved annual salary increases for executive officers effective April 2005. In making these adjustments, the committee considered past individual performance as measured by both qualitative and quantitative factors, the individual’s potential for making significant contributions to the company’s future performance and competitive factors. The committee also considered the company’s overall performance in making the salary adjustments.

     Bonuses
     Bonuses are typically used to reward and compensate the chief executive officer and other executive officers for achieving certain goals set by the compensation committee and to reward superior performance. For 2005, such goals, which were substantially achieved by the chief executive officer and the other executive officers, included quantitative and qualitative objectives relating to, among other things, the company’s earnings, expense control, development pace, growth in revenue under management and team member development. In the first quarter of 2006, all of the executive officers were awarded cash bonuses in connection with the achievement of the goals for 2005 set by the compensation committee and other relevant criteria determined by the compensation committee.
     Stock-Based Incentive Compensation
     The compensation committee considers restricted stock and restricted stock units to be an effective long-term incentive for individuals as it provides them with an opportunity to acquire or increase their proprietary interest in the company and encourages key individuals to continue to serve the company long-term. The full benefit of the restricted stock or restricted stock unit grant is realized upon the appreciation of Sunrise’s stock price, providing an incentive for key employees to create value for Sunrise’s stockholders through their service to Sunrise. The compensation committee believes that restricted stock and restricted stock units have and will continue to be helpful in attracting and retaining skilled executive personnel.
     The compensation committee also considers stock options to be an effective long-term incentive because gains are linked to increases in the stock value, which in turn provides stockholder gains. Stock options are granted by the compensation committee at an exercise price equal to the market price of the common stock at the date of the grant. The options are exercisable within ten years from the date of grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for Sunrise’s stockholders through appreciation of the stock price.
     With the addition to the company’s equity plans of restricted stock in 2002 and restricted stock units in 2003, the compensation committee has shifted its emphasis from stock options to restricted stock and restricted stock units to provide long-term incentives to executive officers, but still grants stock options to non-executive officers and may also grant stock options to executive officers in the future as appropriate. The compensation committee granted restricted stock to the chief executive officer in 2005. The compensation committee also granted restricted stock and stock options to all of the other executive officers in 2005.
     In addition, Sunrise has a bonus deferral program for the chief executive officer and certain other senior executive officers (president, chief operating officer, chief financial officer and general counsel) under which such executive officers may elect to receive all or a portion of their annual bonus payments in the form of restricted stock units of Sunrise. At the time of such deferral election, each executive officer must elect a vesting period of from two to four years and, based on the vesting period chosen, will receive additional restricted stock units equal to 0.2 to 0.4 times the deferral bonus amount subject to the vesting period. The compensation committee believes that this program will further align the goals and actions of the chief executive officer and other senior executive officers with the interests of the company’s stockholders.
CEO’s Compensation
     In November 2003, Sunrise entered into an amended and restated employment agreement with Mr. Klaassen, replacing his existing employment agreement with Sunrise. The agreement has a five-year term commencing on November 13, 2003 and provides for automatic extension on an annual basis for a one-year period to maintain a rolling five-year term, unless earlier terminated. Base salary is subject to annual review by the compensation committee. In addition to his base salary, Mr. Klaassen is eligible to receive additional bonus compensation based on achievement of certain performance goals, as set and determined by the compensation committee, and other benefits and perquisites.

See “Report on Executive Compensation — Employment Agreements” for additional information. In all other respects, the compensation policies described above apply to Mr. Klaassen’s compensation.
     Mr. Klaassen received a salary of $473,890 in 2005 pursuant to the terms of his amended and restated employment agreement, which represented approximately a 2.2% increase from his salary as of the end of 2004. In 2005, Mr. Klaassen earned $454,925 in bonus, all of which was available for payment in March 2006. At Mr. Klaassen’s option, pursuant to Sunrise’s bonus deferral program for certain executive officers, he elected to receive 17,815 restricted stock units in lieu of such $454,925 bonus. Pursuant to Mr. Klaassen’s deferral election, 12,725 of such units are vested and will become payable on the earlier of Mr. Klaassen’s termination of service or the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010, and the remaining 5,090 units will vest on March 8, 2010 and become payable on the first day of the first trading window period under Sunrise’s insider trading policy that occurs after March 8, 2010. In March 2005, Mr. Klaassen was awarded $1.0 million in restricted stock vesting over 3 years. Based on Sunrise’s financial performance in 2005, the execution of the company’s strategic objectives, Mr. Klaassen’s individual performance and the company’s acquisitions of Greystone Communities, Inc. and The Fountains, the compensation committee concluded that Mr. Klaassen’s total annual compensation was reasonable in light of Mr. Klaassen’s contributions as chief executive officer.
Compensation Deductibility Policy
     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, Sunrise’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Sunrise’s executive officers.
Respectfully submitted,
Compensation Committee
Thomas J. Donohue, Chairman
Ronald V. Aprahamian
Craig R. Callen
Employment Agreements
     We have entered into employment agreements with Messrs. Klaassen and Lanahan.
     Paul J. Klaassen Employment Agreement. In November 2003, Sunrise entered into an amended and restated employment agreement with Paul J. Klaassen under which Mr. Klaassen serves as its chairman and chief executive officer. Such employment agreement amended and restated Mr. Klaassen’s then existing employment agreement with Sunrise. The employment agreement provided for an initial base salary of $450,000 per annum, subject to annual adjustment based on performance. Such employment agreement also provides for payment of an annual bonus based upon the achievement of performance goals established by the compensation committee. Mr. Klaassen’s salary and bonus are subject to annual review by the compensation committee. In addition, Mr. Klaassen is entitled to a company automobile or automobile allowance as determined by the compensation committee. Mr. Klaassen is also entitled to payment or reimbursement of other benefits or expenses, such as executive air travel and health club or other membership fees or dues as may be approved by the compensation committee.

     In addition, Mr. Klaassen is entitled to a fully-insured executive medical/dental plan providing supplemental coverage for him and/or his family for those items not covered under Sunrise’s general health plan, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until age 65 (in the case of his children, until age 22). The maximum insurance benefit available to Mr. Klaassen under this supplemental coverage is $100,000.
     Mr. Klaassen’s employment agreement also provides that, notwithstanding any termination of the employment agreement, Sunrise shall make contributions of $150,000 per year for 12 years into a non-qualified deferred compensation plan, which replaces the life insurance coverage required by Mr. Klaassen’s prior employment agreement. As of December 31, 2005, Sunrise had paid an aggregate of $900,000 into this plan, leaving an aggregate amount of $900,000 to be paid over the ensuing six years. At the end of the 12 year period, Mr. Klaassen or his beneficiaries will be entitled to receive any net gains accrued or realized from the investment of the amounts contributed by Sunrise and Sunrise will receive any remaining amounts.
     Mr. Klaassen’s employment agreement is initially for five years, commencing on November 13, 2003, subject to automatic annual extension for a one-year period to maintain a rolling five year term, unless earlier terminated. If Mr. Klaassen’s employment agreement is terminated by Sunrise for “good cause” or by Mr. Klaassen for other than “good reason,” death or disability, Sunrise is required to: (a) pay Mr. Klaassen immediately after the effective date of termination his accrued base salary and any bonus amount earned but not yet paid; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.
     Upon termination of Mr. Klaassen’s employment agreement due to his death or disability, by Sunrise for other than “good cause” or by Mr. Klaassen for “good reason,” Sunrise is required to (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65. In addition, any stock options held by him would become fully vested.
     If Mr. Klaassen’s employment is terminated within 180 days after a “change in control” of Sunrise, Sunrise is required to: (a) pay to Mr. Klaassen immediately after the effective date of termination his base salary and annual bonus amount for the remaining portion of the rolling five-year term of his employment agreement; (b) make additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Ms. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65.
     Upon a “change in control” of Sunrise, Mr. Klaassen would be entitled to: (a) full vesting of any stock options and (b) a disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt as of the change in control. To the extent this amount is a golden parachute payment under section 280G of the Internal Revenue Code of 1986, Sunrise is required to pay him an amount necessary to gross up such amount for any excise taxes.
     For purposes of Mr. Klaassen’s employment agreement, “good reason” is generally defined to mean: (a) the assignment to Mr. Klaassen by the board of duties materially inconsistent with the duties of chairman and chief executive officer; (b) a material change in the nature or scope of Mr. Klaassen’s authority; (c) the occurrence of material acts or conduct on the part of Sunrise or its officers and representatives which have as their purpose forcing the resignation of Mr. Klaassen or preventing him from performing his duties and responsibilities; (d) a material breach by Sunrise of any material provision of the employment agreement; or (e) requiring Mr. Klaassen to be based more than 50 miles from McLean, Virginia.

     For purposes of Mr. Klaassen’s employment agreement, “good cause” is generally defined to mean: (a) any material breach by Mr. Klaassen of the terms of employment agreement, (b) Mr. Klaassen’s willful commission of acts of dishonesty in connection with his position, (c) chronic absenteeism (other than by reason of disability), (d) Mr. Klaassen’s willful failure or refusal to perform the essential duties of his position, (e) conviction of a felony or (f) Mr. Klaassen’s engaging in illegal or other wrongful conduct substantially detrimental to the business or reputation of Sunrise.
     “Change in control” is generally defined to mean: (a) any person or group that becomes the beneficial owner of 20% or more of the common stock or securities representing 20% or more of the combined voting power of all voting securities of Sunrise; (b) a change in the composition of a majority of the board of directors of Sunrise, subject to specified exceptions; (c) a merger, reorganization, consolidation or similar transaction in which the respective beneficial owners of the outstanding common stock and any other voting securities of Sunrise immediately before such transaction are not expected to beneficially own immediately after the transaction, in substantially the same proportions as immediately before the transaction, more than 60% of the common stock and combined voting power of the securities entitled to vote generally in the election of directors of the corporation resulting from the transaction; or (d) a plan of liquidation of Sunrise or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Sunrise.
     Michael B. Lanahan Employment Agreement. In May 2005, Sunrise entered into an employment agreement with Michael B. Lanahan under which Mr. Lanahan serves as chairman of Greystone, which operates as a division of Sunrise. On or after January 1, 2008, the president of Sunrise may assign Mr. Lanahan another position at a comparable level with Sunrise or any of its subsidiaries or affiliates. Mr. Lanahan’s employment agreement has a four-year term, commencing on May 10, 2005, and may be extended upon mutual agreement of the parties, unless earlier terminated in accordance with its terms. The employment agreement provides for an initial annual base salary of $350,000 (subject to annual adjustment based on performance). His employment agreement also provides for payment of an annual bonus in an amount up to 100% of his annual base salary (based on $350,000 for 2005 and prorated for the final year of the agreement), based upon the achievement of objectives established by the compensation committee, and provides that the compensation committee has discretion to grant an additional bonus based on his performance. The employment agreement also provides for Mr. Lanahan to receive a grant of 37,000 shares of restricted stock in accordance with the terms set forth in Mr. Lanahan’s restricted stock agreement. In addition, Mr. Lanahan is entitled to an automobile allowance of $12,000 and reimbursement for business miles, and to payment of certain club membership dues and fees. Mr. Lanahan is also entitled to reimbursement of all reasonable business-related expenses incurred by him in the performance of his duties during the term of the employment agreement consistent with Sunrise’s policies. In addition, Mr. Lanahan is also eligible to participate in each medical, dental, disability, life insurance and other welfare or fringe benefit plan sponsored by Greystone and, on or after January 1, 2008, sponsored by Sunrise or Greystone, in Sunrise’s discretion.
     The employment agreement contains a covenant that Mr. Lanahan will not compete with Sunrise or any of its subsidiaries or affiliates (a “Sunrise Entity”) for two years after the termination or expiration of his employment with Sunrise subject to certain limited exceptions.
     If Sunrise terminates Mr. Lanahan’s employment agreement other than for “cause” (as defined below) or permanent disability prior to January 1, 2008, then Mr. Lanahan will be entitled to all remedies available to him, provided that the minimum amount of damages payable to Mr. Lanahan in the event of such a breach will equal to the amount of the severance payment, as described below, that would have been payable had such termination been permitted as a result of termination by Sunrise other than for “cause” or resignation of Mr. Lanahan for “good reason” (as defined below).
     If Mr. Lanahan’s employment agreement is terminated on or after January 1, 2008 (a) by Sunrise other than for cause or (b) by his resignation for good reason before the expiration of the four-year term, then Sunrise is required to pay Mr. Lanahan his earned but unpaid salary and bonuses, plus severance totaling the remaining salary payments due under the employment agreement (at his then current annual base salary) plus 50% of the annual average bonus payments over the remaining term (based on the average annual bonus previously paid), and the 37,000 restricted shares granted to Mr. Lanahan will become fully vested pursuant to the terms of the restricted stock agreement. In the event of Mr. Lanahan’s death or permanent disability, he will be entitled to payments under the life insurance or disability policies maintained by Sunrise as well as any earned but unpaid salary and bonus, and the restricted shares granted to him under the restricted stock agreement will become fully vested pursuant to the terms of the restricted stock agreement.
     If Mr. Lanahan’s employment is terminated for “cause,” he will be entitled to his earned but unpaid salary and bonuses, and any unvested restricted shares will not vest and he will lose the right to receive such unvested shares.

     For purposes of Mr. Lanahan’s employment agreement, “cause” means Mr. Lanahan, in Sunrise’s discretion, engaging in any of the following: (i) a material breach by Mr. Lanahan of any of his obligations under his employment agreement; (ii) willful failure by Mr. Lanahan to comply with the reasonable directions of the president of Sunrise in achieving the objectives of any Sunrise Entity to which Mr. Lanahan is assigned pursuant to his employment agreement; (iii) Mr. Lanahan’s failure to adhere to any written policy of a Sunrise Entity if Mr. Lanahan has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (iv) the appropriation (or attempted appropriation) of a material business opportunity of a Sunrise Entity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of a Sunrise Entity; (v) the misappropriation (or attempted misappropriation) of any of the funds or property of a Sunrise Entity; (vi) reporting to work under the influence of alcohol or illegal drugs or using alcohol or illegal drugs, whether or not at the workplace, in such fashion as to cause economic harm to any Sunrise Entity; (vii) a willful act by Mr. Lanahan which has a materially detrimental effect on the reputation or business of any Sunrise Entity; (viii) any breach of fiduciary duty, gross negligence or willful misconduct with respect to any Sunrise Entity which (if capable of cure) is not cured to the reasonable satisfaction of Sunrise within 15 days after notice thereof to Mr. Lanahan; or (ix) Mr. Lanahan’s conviction of, the indictment for (or its procedural equivalent), pleading guilty to, agreeing to deferred adjudication with respect to, entering a plea of no contest with respect to, or being charged with (where such charge is not dismissed or otherwise resolved favorably to Mr. Lanahan in six months) any felony, the equivalent of a felony, or any charge of fraud, embezzlement, theft, offense involving moral turpitude, any crime related to Mr. Lanahan’s duties hereunder or a violation of any federal or state securities or tax law.
     For purposes of Mr. Lanahan’s employment agreement, “good reason” means (i) a material failure by Sunrise to perform its obligations under the employment agreement which is continuing and uncured for 15 days after written notice thereof has been given to Sunrise by Mr. Lanahan; or (ii) a material and adverse change in Mr. Lanahan’s duties and responsibilities not agreed to by Mr. Lanahan (other than termination for cause). However, with certain exceptions set forth in the employment agreement, Mr. Lanahan will not be entitled to invoke good reason as a result of any action of the board of directors of Sunrise or any administrator or committee provided for under any employee benefit plan or program in applying or administering such plan or program generally or taking any generally applicable discretionary action.
Senior Executive Severance Plan
     Effective as of November 16, 2005, the Sunrise compensation committee adopted a new senior executive severance plan. Sunrise’s previous senior executive severance plans terminated on February 25, 2005 in accordance with their terms.
     Under the terms of the plan, designated executive officers of Sunrise are eligible to receive severance benefits if such executive officer’s employment with Sunrise is terminated by the executive officer within two years after a “change in control” for “good reason” or if, following a change in control, the executive officer’s employment is terminated by Sunrise for any reason other than for “cause.” The following executive officers are eligible to participate under the plan: the president, chief operating officer, chief financial officer, general counsel, treasurer and chief accounting officer. However, pursuant to the terms of his employment agreement, Mr. Klaassen is not entitled to any payments under this plan. The plan will terminate on November 16, 2010, unless extended.

     For purposes of the plan, “change in control” means, generally, the acquisition by a third party of more than 50% of the outstanding common stock or of the combined voting power of all voting securities of Sunrise entitled to vote for the election of directors, a change in the composition of the board of directors of Sunrise whereby the members of the Sunrise board on the effective date of the plan, or any successor board member approved by a majority of the then-existing Sunrise board members, cease to constitute at least a majority of the board of directors or a liquidation or dissolution of Sunrise approved by Sunrise’s stockholders. A change of control also will be deemed to occur upon the consummation of a reorganization, merger, consolidation or sale or other disposition of substantially all of the assets of Sunrise, unless, following the transaction, the holders of the outstanding common stock and voting securities of Sunrise immediately prior to the transaction beneficially own more than 50% of the outstanding common stock and voting securities of the resulting entity in substantially the same proportions as their ownership of the outstanding common stock and voting securities immediately prior to the transaction, no person or entity who did not previously beneficially own 35% or more of the outstanding common stock or combined voting power of all voting securities of Sunrise beneficially owns 35% or more of the outstanding common stock or combined voting power of all voting securities of the resulting entity and at least a majority of the members of the Sunrise board prior to the transaction continue to serve as members of the board of the resulting entity.
     Under the plan “good reason” means, generally, a reduction in the executive officer’s base salary, fringe benefits or bonus eligibility, other than certain reductions also generally applicable to peer employees, a substantial reduction in the employee’s responsibilities or areas of supervision, a request for the executive officer to report to a lower level supervisor, a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, relocation outside the executive officer’s existing metropolitan area, or a requirement to report to a new supervisor where the executive officer and new supervisor have irreconcilable working relationship problems.
     The plan defines “cause” as an executive officer’s conviction for fraud or theft against Sunrise or a crime involving moral turpitude, compromise of trade secrets or other valuable proprietary information of Sunrise, or gross or willful misconduct that causes and will continue to cause substantial and material harm to the business and operations of Sunrise or any of its affiliates.
     The amount of the severance benefit payable to an executive officer (other than the chief executive officer) under the plan generally equals the sum of (a) the accrued obligations to the executive officer, payable in a lump sum within 30 days of the date of termination and (b) two times the sum of the executive officer’s annual base salary, which is calculated as the greater of the annual base salary payable at the time of termination or 12 times the highest monthly base salary paid or payable to the executive officer over the preceding 12 months, and the executive officer’s annual bonus, which is calculated as the highest amount paid as bonus payments in a single year during the last three full years before the date of termination, half of which is payable in a lump sum within 30 days of the date of termination and the other half of which is payable in a lump sum within 30 days following the one year anniversary of the date of termination.
     Each executive officer has the right to designate payments under the plan that should be reduced or eliminated so as to avoid having the severance payments constitute a “parachute payment” under the Internal Revenue Code. In addition, payments under the plan are subject to deferral if the payments the executive officer would receive would otherwise be subject to additional tax imposed pursuant to Section 409A(a) of the Internal Revenue Code.
     Under the plan, the executive officer and the executive officer’s family are also entitled to continued medical and other benefits for two years after the date of termination of the executive officer’s employment with Sunrise unless they become otherwise eligible to receive similar benefits through another employer. The plan also effectively amends all equity compensation grants previously made to the executive officers covered by the plan to make them vest immediately prior to a change in control. The plan does not require executive officers to seek further employment to mitigate the amount of severance payments. In addition, as a condition to receipt and retention of the severance payments under the plan, during the twelve-month period beginning on the date of termination, the executive officer cannot provide services to any business in the senior living industry directly competing with Sunrise or any of its affiliates in any geographic market where Sunrise or any of its affiliates maintains a senior living facility or directly or indirectly solicit employees or independent contractors of Sunrise or its affiliates to terminate employment or cease rendering services to Sunrise.
REPORT OF THE AUDIT COMMITTEE
     The audit committee oversees Sunrise’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the company’s financial statements and reporting process, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the audited financial statements in Sunrise’s Annual Report on Form 10-K for the year ended December 31, 2005.
     The audit committee has also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability of the audited financial statements and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from Sunrise and its management, including the matters in the written disclosure received by the audit committee as required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
Respectfully Submitted,
Ronald V. Aprahamian, Chairman
Thomas J. Donohue
Craig R. Callen
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of Sunrise’s directors, executive officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Such directors, executive officers and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to Sunrise, the company believes that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended 2005 applicable to such persons were complied with on a timely basis. Paul J. Klaassen filed one late Form 4 on December 30, 2005 which included the late reporting of a sale of 50,000 shares of common stock on December 19, 2005 and a sale of 50,000 shares of common stock on December 20, 2005. Mr. Klaassen also filed an amended Form 4 on April 21, 2005 which included an amendment to the Form 4 filed on March 15, 2005 to report a grant of 41,666 shares of restricted stock. Ronald V. Aprahamian filed one late Form 4 on May 26, 2005, which included the late reporting of an exercise of options to purchase 4,000 shares of common stock on May 23, 2005. Mr. Aprahamian also filed an amended Form 4 on May 31, 2005, which included an amendment to the Form 4 filed on May 26, 2005, to correct an error in reporting an exercise of options to purchase 56,000 shares of common stock. J. Douglas Holladay filed one late Form 4 on November 23, 2005 which included the late reporting of an exercise of options to purchase 2,300 shares of common stock on November 7, 2005.

Certain Transactions
     Sunrise Senior Living Foundation. Sunrise Senior Living Foundation, Inc. (“SSLF”), a not-for-profit organization, among its other activities, operates two schools with day care centers, a corporate conference center, a stand-alone day care center, and has been involved in providing low and moderate income assisted living housing. Paul and Teresa Klaassen, Sunrise’s founders and current directors, are on the board of directors and serve as officers of SSLF and its affiliated entities. Certain other officers and employees of Sunrise also serve as directors and/or officers of SSLF and its affiliated entities.
     For many years, Sunrise has provided office facilities and bookkeeping and data processing support services to SSLF primarily relating to the operation of the schools, one of which is located on property contiguous to one of the first Sunrise communities and one of which is near Sunrise’s former headquarters. Sunrise charged SSLF a management fee of $84,000 for the provision of these office facilities and support services in 2005.
     Prior to April 1, 2005, Sunrise managed SSLF’s conference center and leased the employees who worked at the conference center to SSLF. Salary and benefits for the leased employees, which were reimbursed by SSLF, totaled approximately $0.1 million in 2005. In light of Sunrise’s increasing usage of the conference center for management, staff and corporate events, effective April 1, 2005, Sunrise entered into a contract with SSLF to manage the conference center pursuant to which Sunrise receives a discount from the conference center’s standard rental rates and is paid a property management fee of 1% of gross revenues, which is estimated to be Sunrise’s cost of managing this property. In addition, Sunrise assumed responsibility for up to $75,000 per year of operating deficits of the facility, which would be repaid to the extent of net income from operations in subsequent periods. In 2005, Sunrise earned $0.1 million pursuant to this management contract. Sunrise rents the conference center for management, staff and corporate events and paid approximately $0.3 million to SSLF in 2005.
     In 2001, a subsidiary of SSLF formed a limited liability company (the “LLC”) to develop and construct an assisted living community and an adult day care center for low to moderate-income seniors in Fairfax County, Virginia, which facility was intended to be managed by Sunrise following its completion. In 2004, the LLC agreed to construct the project for a fixed fee of $11.2 million to be paid by Fairfax County upon completion of the project. The LLC, Sunrise and Fairfax County subsequently entered into an agreement pursuant to which Sunrise agreed to manage the development of the project for a fee of up to $180,000. In 2005, SSLF transferred and assigned its 100% membership interest in the LLC to Sunrise, with Sunrise assuming development and construction of this project and repaying SSLF’s initial capital contribution and advances to this project of approximately $850,000. This amount, along with development costs of approximately $870,000 funded by Sunrise in 2004, will be repaid to Sunrise out of the proceeds to be received from Fairfax County upon completion of the facility.
     SSLF’s stand-alone daycare center subleases space from Sunrise under a sublease that expires September 30, 2013. The sublease payments are approximately $7,000 per month, subject to increase as provided in the sublease, which equal payments made by Sunrise to the landlord for this space. Sunrise charged SSLF approximately $86,000 in sublease payments for 2005.
     At December 31, 2004, Sunrise had outstanding receivables from SSLF and its affiliates of $3.4 million for operating expenses and development expenses related to the Fairfax County project. At December 31, 2004, Sunrise had outstanding payables to SSLF of $1.2 million relating to advances by a subsidiary of SSLF to a Sunrise venture prior to 2002, which subsidiary previously had provided assisted living services at certain Sunrise venture facilities located in Illinois. All net receivables (receivables less payables) due Sunrise at December 31, 2004, as adjusted to give effect to Sunrise’s acquisition of the Fairfax County project subsequent to December 31, 2004, totaling approximately $535,000, were paid in full by SSLF in April 2005.

     Fairfax Community Ground Lease. Sunrise leases the real property on which its Fairfax, Virginia community is located from Paul and Teresa Klaassen pursuant to a 99-year ground lease entered into in June 1986, as amended in August 2003. Annual rent expense for Sunrise for 2005 under this arrangement was approximately $0.3 million.
     Ground Lease to the Klaassens. The Klaassens lease real property located in Fairfax County, Virginia from Sunrise for use as a corporate residence under a 99-year ground lease entered into in June 1994. The rent is $1.00 per month. This property is part of a parcel which included a Sunrise community that was previously transferred by the Klaassens to Sunrise in connection with a financing transaction. As a condition to the transfer of the property, Sunrise agreed to lease back the residence to the Klaassens. For approximately the past 11 years, the residence has primarily been used for Sunrise business purposes, including holding meetings and housing out of town employees. In connection with its use of the residence, Sunrise paid during 2005 expenses totaling approximately $0.1 million for real estate taxes, utilities, lawn service, housekeeping, maintenance, trash collection and supplies for the residence.
     Compensation to Teresa Klaassen. Teresa Klaassen, a director, also serves as Sunrise’s chief cultural officer. For 2005, Ms. Klaassen received in her capacity as Sunrise’s chief cultural officer a salary of $96,154 and an automobile allowance of $8,519. In addition, Sunrise leases a corporate jet and from time to time both Ms. Klaassen and Mr. Klaassen make personal use of such corporate jet. Amounts attributable to Ms. Klaassen’s personal use of such corporate jet during 2005 included (a) $131,739 representing the incremental cost of the joint personal use by Ms. Klaassen and Paul Klaassen (which amount is also included in Paul Klaassen’s annual compensation for 2005 in the Summary Compensation Table above under “Other Annual Compensation”) and (b) $8,561 representing the incremental cost of personal use solely by Ms. Klaassen.
     Other. For a description of certain other transactions involving Sunrise and its directors, see “Compensation Committee Interlocks and Insider Participation.”

APPROVAL OF AN AMENDMENT TO SUNRISE’S
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE TOTAL NUMBER OF AUTHORIZED SHARES OF SUNRISE’S COMMON STOCK
FROM 60 MILLION SHARES TO 120 MILLION SHARES
(Proposal 2)
     The board of directors has adopted a resolution setting forth a proposed amendment to Section 4.1 of Article 4 of Sunrise’s restated certificate of incorporation for the purpose of increasing the total number of authorized shares of common stock. While the total number of shares which Sunrise has the authority to issue will also increase as a result of this amendment, no changes will be made to the number of authorized shares of Sunrise’s preferred stock.
     The first sentence of Section 4.1 of Article 4 of Sunrise’s restated certificate of incorporation reads as follows (before giving effect to the amendment):
     “The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 70,000,000 of which 60,000,000 shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 10,000,000 shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”
     The proposed amendment would amend the first sentence of Section 4.1 of Article 4 of Sunrise’s restated certificate of incorporation to read as set forth below:
      “The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 130,000,000 of which 120,000,000 shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 10,000,000 shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”
     On September 8, 2005, the Sunrise board of directors approved a two-for-one stock split of our common stock, which was effected in the form of a 100 percent stock dividend. As a result of the stock split, each stockholder of record at the close of business on September 20, 2005 received one additional share of common stock for each share held on that date. The stock dividend was distributed on October 3, 2005. The stock split increased the number of shares of common stock of Sunrise outstanding from approximately 21.3 million to approximately 42.6 million. As of March 1, 2006, Sunrise had approximately 50,271,138 shares of common stock issued and outstanding and, of the remaining 9,728,862 authorized but unissued shares, Sunrise has reserved approximately 1,970,573 shares for issuance pursuant to Sunrise’s existing employee benefit programs. The proposed amendment would increase the authorized number of shares of our common stock from 60,000,000 to 120,000,000. If the proposed amendment had been effective as of March 1, 2006, Sunrise would have had available for issuance approximately 69,728,862 shares of common stock, including the approximately 1,970,573 shares reserved for issuance pursuant to Sunrise’s existing employee benefit programs, plus 10,000,000 shares of designated and undesignated preferred stock.
     The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock do not have preemptive rights to purchase or subscribe for unissued stock of Sunrise, the issuance of additional shares of common stock would reduce the current stockholder’s percentage ownership interest in the total outstanding shares of common stock and, therefore, would have a dilutive effect on the earnings per share and voting power of the existing stockholders. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

     The board of directors believes that it is in the best interests of Sunrise to increase the total number of shares of common stock which Sunrise is authorized to issue from 60 million to 120 million, to enable Sunrise, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, and present and future employee benefit programs. No additional action or authorization by stockholders would be necessary prior to the issuance of such additional shares, unless required by the rules of any stock exchange or national securities association trading system on which Sunrise’s common stock is then listed or quoted.
     The proposed increase in the number of authorized shares of common stock reflected in the proposed amendment could have a number of effects on Sunrise’s stockholders depending on the nature and circumstances of any actual issuances of additional shares of common stock. For instance, the increase could have an anti-takeover effect, in that additional shares could be issued in one or more transactions that could make a change in control or takeover of Sunrise more difficult. For example, additional shares could be issued by Sunrise so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Sunrise. Similarly, the issuance of additional shares to certain persons allied with Sunrise’s management could have the effect of making it more difficult to remove Sunrise’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.
     Our restated certificate of incorporation and amended and restated bylaws and Delaware law contain provisions that could make it more difficult for a third party to obtain control of us or discourage an attempt to do so. In addition, these provisions could limit the price some investors are willing to pay for our common stock. These provisions include:
•	Board authority to issue preferred stock without stockholder approval. Our board of directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. The issuance of preferred stock could adversely affect the voting power of the holders of our common stock and could be used to discourage, delay or prevent a change in control of Sunrise;

•	Staggered board and board size fixed within range. Our board of directors is divided into three classes. The total number of directors is fixed by a two-thirds vote of the board within a range of a minimum of two and a maximum of 11. These provisions may make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, would generally be required to effect a change in a majority of our board of directors;

•	Filling of board vacancies; removal. Any vacancy occurring in the board of directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the vote of a majority of the directors then in office, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred. Directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors;

•	Other constituency provision. Our board of directors is required under our certificate of incorporation to consider other constituencies, such as employees, residents, their families and the communities in which we and our subsidiaries operate, in evaluating any proposal to acquire us. This provision may allow our board of directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders;

•	Call of special meetings. A special meeting of our stockholders may be called only by the chairman of the board, the president, by a majority of the directors or by stockholders possessing at least 25% of the voting power of the issued and outstanding voting stock entitled to vote generally in the election of directors. This provision limits the ability of stockholders to call special meetings;

•	Stockholder action instead of meeting by unanimous written consent. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous. This provision limits the ability of stockholders to take action by written consent in lieu of a meeting;

•	Supermajority vote of stockholders or the directors required for bylaw amendments. A two-thirds vote of the outstanding shares of common stock is required for stockholders to amend the bylaws. Amendments to the bylaws by directors require approval by at least a two-thirds vote of the directors. These provisions may make more difficult bylaw amendments that stockholders may believe are desirable;

•	Two-thirds stockholder vote required to approve some amendments to the certificate of incorporation. A two-thirds vote of the outstanding shares of common stock is required for approval of amendments to the foregoing provisions that are contained in our certificate of incorporation. All amendments to the certificate of incorporation must first be proposed by a two-thirds vote of directors. These supermajority vote requirements may make more difficult amendments to these provisions of the certificate of incorporation that stockholders may believe are desirable; and

•	Advance notice bylaw. We have an advance notice bylaw provision requiring stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders to notify us no later than 60 days before the meeting or 15 days after the date notice of the meeting is mailed or public notice of the meeting is given, if less than 75 days’ notice of the date of the meeting is given or made to stockholders. This provision limits the ability of stockholders to make nominations for directors or introduce other proposals that are not timely received for consideration at a meeting.
     In addition to the anti-takeover provisions described above, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a person owning 15% or more of our outstanding common stock from engaging in a business combination with us for three years after the person acquired the stock. However, this prohibition does not apply if (A) our board of directors approves in advance the person’s acquisition of the shares or the business combination or (B) the business combination is approved by our stockholders by a vote of at least two-thirds of the outstanding shares not owned by the acquiring person. When we were formed, the Klaassens and their respective affiliates and estates were exempted from this provision.
     In 1996, our board of directors adopted a stockholder rights plan, which may discourage a third party from making a proposal to acquire us. Under the plan, preferred purchase rights, which are attached to our common stock, generally will be triggered upon the acquisition of 20% or more of our outstanding common stock, unless the board of directors redeems the rights. If triggered, these rights would entitle our stockholders other than the acquiror to purchase our common stock, and possibly the common stock of the acquiror, at a price equal to one-half the market value of our common stock. This existing plan is scheduled to expire in April 2006 but may be renewed by our board of directors.
     Our debt instruments also include provisions that require consent for a change in control.
     The amended and restated employment agreement with Paul J. Klaassen and Sunrise’s senior executive severance plan provide for acceleration of vesting and severance benefits under the circumstances described in “Report on Executive Compensation – Employment Agreements” and “—Senior Executive Severance Plan” above. The acceleration of vesting upon a change of control may be viewed as an anti-takeover measure, and may have the effect of discouraging a merger proposal, tender offer or other attempt to gain control of Sunrise.
     Sunrise is not aware of any attempts on the part of a third party to effect a change in control of Sunrise and the amendment has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have. In addition, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, and voting power of the existing stockholders, since existing stockholders do not have preemptive or similar rights. Except in connection with the reserved shares described above, Sunrise currently has no arrangements or understandings for the issuance of additional shares of common stock, although opportunities for acquisitions and equity financing could arise at any time.

     If approved by the stockholders, the amendment to Section 4.1 of Article 4 of Sunrise’s restated certificate of incorporation will become effective upon filing of a certificate of amendment to Sunrise’s restated certificate of incorporation with the Secretary of State of the State of Delaware, which is expected to take place shortly after the annual meeting. However, under applicable Delaware law, the board of directors is authorized at any time before the effectiveness of the filing of the certificate of amendment with the Secretary of State of the State of Delaware, notwithstanding authorization of the proposed amendment by the stockholders, to abandon the proposed amendment without further action by the stockholders.
Required Vote
     Approval of the proposed amendment to our restated certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote thereon at the annual meeting. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal. The board of directors recommends a vote FOR approval of the proposed amendment to Sunrise’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 60 million shares to 120 million shares.

INDEPENDENT PUBLIC ACCOUNTANTS
     The audit committee has appointed Ernst & Young LLP to act as Sunrise’s independent public accountants for 2006. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP was first appointed to act as Sunrise’s independent public accountants in November 1994.
Audit Fees
     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2005, Sarbanes-Oxley Section 404 attest services, the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2005, statutory audits required internationally and other SEC filings for 2005 was $2,722,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2004, the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2004, statutory audits required internationally and other SEC filings for 2004 was $2,319,000.
Audit-Related Fees
     The aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of Sunrise’s financial statements that are not already reported in the paragraph immediately above totaled approximately $212,000 and $1,063,500 for fiscal years 2005 and 2004, respectively. These services included general audit advisory services, employee benefit plan audits and other audit related services for both years. In addition, 2005 services included audit and audit-related services rendered in connection with accounting consultations with respect to acquisitions and consultations concerning financial accounting and reporting standards and 2004 services included audit and audit-related services rendered in connection with the formation of Sunrise REIT.
Tax Fees
     The aggregate fees billed by Ernst & Young LLP for professional services rendered by Ernst & Young LLP for tax compliance, tax advice, and tax planning totaled approximately $709,000 and $805,000 for fiscal years 2005 and 2004, respectively. These fees were billed in connection with tax compliance outsourcing and tax services for international ventures in both 2005 and 2004.
All Other Fees
     No fees were billed by Ernst & Young LLP for products and services provided by Ernst & Young LLP other than as set forth above for fiscal years 2005 and 2004.
Pre-Approval of Audit and Non-Audit Services
     The audit committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by Sunrise’s independent auditor, Ernst & Young LLP. The audit committee will, on an annual basis, consider and, if appropriate, approve, the provision of audit and non-audit services by Ernst & Young LLP. Thereafter, the audit committee will, as necessary, consider and, if appropriate pre-approve the provision of additional audit and non-audit services by Ernst & Young LLP that are not encompassed by the audit committee’s annual pre-approval. The audit committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and non-audit services, provided that the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the audit committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by Sunrise pursuant to the engagement, (4) other material terms of the engagement and (5) such other information as the audit committee may request.

STOCK OWNED BY MANAGEMENT
     The following table sets forth certain information with respect to beneficial ownership of the common stock as of March 1, 2006 by (a) each director and nominee for director of Sunrise; (b) each named executive officer of Sunrise; and (c) all executive officers and directors of Sunrise as a group.

	Amount and Nature of	Percent of Common
Name and Position(s) with Sunrise	Beneficial Ownership(1)	Stock Outstanding
Paul J. Klaassen(2)	6,307,715	12.4%
Chairman of the Board and Chief Executive Officer
Teresa M. Klaassen(2)	6,307,715	12.4%
Chief Cultural Officer and Director
Thomas B. Newell(3)	772,392	1.5%
President
Tiffany L. Tomasso(4)	263,623	*
Chief Operating Officer
Bradley B. Rush(5)	147,310	*
Chief Financial Officer
Michael B. Lanahan(6)	37,926	*
Chairman of Greystone
Ronald V. Aprahamian(7)	200,000	*
Director
Craig R. Callen(8)	122,000	*
Director
Thomas J. Donohue(9)	189,510	*
Director
J. Douglas Holladay(10)	74,000	*
Director
William G. Little(11)	52,000	*
Director
Executive officers and directors as a group (12 persons)(12)	8,287,173	15.8%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 5,432,640 shares held jointly by the Klaassens, as tenants by the entireties, 46,200 shares held directly by Mr. Klaassen, 41,666 shares of restricted stock held by Mr. Klaassen, 23,919 restricted stock units held by Mr. Klaassen that are exercisable within 60 days of March 1, 2006, 700,000 shares issuable upon exercise of stock options held by Mr. Klaassen that are exercisable within 60 days of March 1, 2006 and 63,290 shares held by The Klaassen Family Private Foundation (See “Principal Holders of Voting Securities”).

(3)	Represents 254,000 shares of restricted stock, 509,272 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006 and 9,120 shares of common stock held directly.

(4)	Represents 108,892 shares of restricted stock, 145,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006, 3,722 restricted stock units that are exercisable within 60 days of March 1, 2006 and 6,009 shares of common stock held directly.

(5)	Represents 67,310 shares of restricted stock and 80,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006.

(6)	Represents 37,000 shares of restricted stock and 926 shares of common stock held directly.

(7)	Represents 198,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006 and 2,000 shares which Mr. Aprahamian has the power to vote and the power to dispose of as trustee.

(8)	Represents 122,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006.

(9)	Represents 148,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006 and 41,510 shares of common stock held directly.

(10)	Represents 74,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006.

(11)	Represents 30,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2005 and 22,000 shares of common stock held directly.

(12)	Includes 2,091,272 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2006, 27,641 restricted stock units that are exercisable within 60 days of March 1, 2006, 125,904 shares of common stock held directly, and 544,426 shares of restricted stock held by the executive officers and directors as a group, 5,432,640 shares beneficially owned jointly by Paul J. and Teresa M. Klaassen, 63,290 shares held by The Klaassen Family Private Foundation and 2,000 shares held as trustee by Mr. Aprahamian.

PRINCIPAL HOLDERS OF VOTING SECURITIES
     The following table sets forth information as of March 1, 2006 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than 5% of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Stock Outstanding
Paul J. and Teresa M. Klaassen(1)	6,307,715	12.4%
7902 Westpark Drive McLean, VA 22102

FMR Corp.(2)	5,840,900	11.6%
82 Devonshire Street Boston, MA 02109

Earnest Partners, LLC (3)	4,647,524	9.2%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309

T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc.(4)	3,833,200	7.6%
100 E. Pratt Street Baltimore, MD 21202

Dimensional Fund Advisors, Inc.(5)	2,975,202	5.9%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(1)	See “Stock Owned by Management.”

(2)	The Schedule 13G dated February 14, 2006 of FMR Corp. states that it has sole power to vote 1,004,800 shares of Sunrise common stock and sole dispositive power with respect to 5,840,900 shares of Sunrise common stock. FMR Corp. states that various persons have the right to receive dividends paid with respect to, and proceeds from the sale of, such securities and that no one client interest is more than 5% of the total outstanding common stock.

(3)	The Schedule 13G dated February 9, 2006 of Earnest Partners, LLC states that it has sole power to vote 1,401,158 shares of Sunrise common stock, shared voting power with respect to 1,727,366 shares of Sunrise common stock and sole dispositive power with respect to 4,647,524 shares of Sunrise common stock. Earnest Partners, LLC states that no client interest relates to more than 5% of the class of securities.

(4)	The Schedule 13G dated February 14, 2006 of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. states that: (a) T. Rowe Price Associates, Inc. has sole voting power with respect to 560,100 shares of Sunrise common stock and sole dispositive power with respect to 3,833,200 shares of Sunrise common stock and (b) T. Rowe Price Small-Cap Stock Fund, Inc. has sole voting power with respect to 2,738,200 shares of Sunrise common stock. T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. state in their Schedule 13G that:

(a) with respect to the securities owned by T. Rowe Price Small-Cap Stock Fund, Inc., only the custodian for such fund has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities, and (b) no one client subject to the investment advice of T. Rowe Price Associates, Inc. owns more than 5% of the class of securities. In its Schedule 13G, T. Rowe Price Associates, Inc. disclaims beneficial ownership of all such securities.

(5)	The Schedule 13G dated February 6, 2006 of Dimensional Fund Advisors states that it has sole power to vote and to dispose of 2,975,202 shares of Sunrise common stock. Dimensional Fund Advisors states in its Schedule 13G that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at the 2007 annual meeting must be received by Sunrise no later than December 11, 2006 under the proxy soliciting rules of the SEC in order to be considered for inclusion in Sunrise’s proxy statement and form of proxy relating to the 2007 annual meeting. Nothing in this paragraph shall be deemed to require Sunrise to include in its proxy statement and proxy relating to the 2007 annual meeting any stockholder proposal which may be omitted from Sunrise’s proxy materials under applicable regulations of the SEC in effect at the time such proposal is received. Under Sunrise’s bylaws, any stockholder of Sunrise who intends to present a proposal for action at the 2007 annual meeting also must file a copy of the proposal with the secretary of Sunrise at least 60 days prior to the meeting. However, in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure was made.
OTHER BUSINESS TO BE TRANSACTED
     The board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in the manner recommended by Sunrise’s board of directors, or, if no such recommendation is given, in the discretion of the proxy holders.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer
McLean, Virginia
April 10, 2006

TABLE OF CONTENTS

Page
Solicitation, Voting and Revocability of Proxies	1
Election of Directors	2
Corporate Governance and Related Matters	5
Executive Compensation and Other Information	11
Report on Executive Compensation	20
Report of the Audit Committee	27
Approval of an Amendment to Sunrise’s Restated Certificate of Incorporation to Increase the Total Number of Authorized Shares of Sunrise’s Common Stock from 60 million shares to 120 million shares	30
Independent Public Accountants	34
Stock Owned by Management	35
Principal Holders of Voting Securities	37
Date for Submission of Stockholder Proposals	38
Other Business to be Transacted	38

PROXY STATEMENT

SUNRISE SENIOR LIVING, INC.

April 10, 2006

SUNRISE SENIOR LIVING, INC.
7902 Westpark Drive, McLean, Virginia 22102
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — May 16, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Sunrise Senior Living, Inc. hereby appoints Thomas B. Newell and John F. Gaul, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2006 annual meeting of stockholders to be held on May 16, 2006 at 9:00 a.m., local time, at the The Hilton McLean, 7920 Jones Branch Drive, McLean, Virginia, and at any adjourments or postponements, upon the following matters:

1.	To elect three directors each for a three-year-term:	Thomas J. Donohue
J. Douglas Holladay
William G. Little

☐	FOR all nominees listed (except as marked to the contrary below)	☐	WITHHELD AUTHORITY to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

2.	To approve an amendment to Sunrise’s restated certificate of incorporation to increase the total number of authorized shares of Sunrise’s common stock from 60 million shares to 120 million shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(Continued and to be signed and dated on reverse side.)

▼       FOLD AND DETACH HERE       ▼
(continued from reverse side)
This proxy will be voted as directed by the undersigned stockholder: UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN THE MANNER RECOMMENDED BY THE BOARD OF DIRECTORS, OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS, AS TO ANY OTHER MATTERS.
The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.
If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Dated:

(Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)